Exhibit 99.1

Company Investor/ Media Contact:

dj Orthopedics, Inc.

Mark Francois

Director of Investor Relations

(760) 734-4766

mark.francois@djortho.com

DJ ORTHOPEDICS ANNOUNCES SENIOR VICE PRESIDENT OF OPERATIONS TO
REMAIN WITH COMPANY

SAN DIEGO, February 14, 2005 — dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced that Luke Faulstick, Senior Vice President of Operations, has rescinded his resignation announced February 9, 2005 and will remain with dj Orthopedics.

“During my tenure with the Company, we have built a world-class operations function, and upon further reflection, I have concluded that dj Orthopedics represents my best long-term opportunity for growth,” said Mr. Faulstick.  “I am excited to be part of the Company’s future.”

“We are pleased that Luke has decided to remain with the Company,” said Les Cross, president and CEO.  “dj Orthopedics’ future is bright, and I have no doubt that Luke will continue to add value as we endeavor to meet our future growth objectives.”

About dj Orthopedics, Inc. dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 40 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com.

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